UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 1, 2011, Silicon Valley Bank, the primary banking subsidiary of SVB Financial Group (the “Company”), entered into an agreement (the “Agreement”) with Ken Wilcox, former Chief Executive Officer and current Chairman of the Silicon Valley Bank Board of Directors, which sets forth the terms and conditions of Mr. Wilcox’s continuing employment with Silicon Valley Bank, including his secondment arrangement in China. Mr. Wilcox will assume a new role to expand Silicon Valley Bank’s global business. He will continue to serve as Chairman of Silicon Valley Bank’s Board of Directors and have responsibilities to, among other things, expand and maintain Silicon Valley Bank’s global client relationships; facilitate cross-border business between Silicon Valley Bank and its global clients; implement Silicon Valley Bank’s long-term global strategy; provide guidance and support for Silicon Valley Bank’s global regulatory matters; and advise the Company on various U.S. and other global business matters. He will also continue to maintain his external banking-related affiliations, including his directorship on the Board of Directors of the Federal Reserve Bank of San Francisco. In addition, as previously announced, Mr. Wilcox will relocate to China under a secondment arrangement to oversee Silicon Valley Bank’s local operations and to lead one of its important growth initiatives, the establishment of a Chinese joint venture bank. Mr. Wilcox will bring his expertise, experience and knowledge of Silicon Valley Bank and the banking industry to help the Company expand its business in China.

The material terms of the Agreement, including the compensation terms, are described below. Silicon Valley Bank believes that these terms reflect the strategic importance of its global activities to its long-term growth, as well as the significant commitment being made by Mr. Wilcox to the success of those and other organization-wide activities.

Term of Agreement. Mr. Wilcox’s secondment arrangement is expected to continue through December 31, 2012, unless extended by Silicon Valley Bank. After his secondment, it is Silicon Valley Bank’s intention that Mr. Wilcox will continue his service on terms mutually acceptable to both Silicon Valley Bank and Mr. Wilcox. Silicon Valley Bank may terminate the Agreement at any time.

Compensation Arrangement. Under the Agreement, Mr. Wilcox’s overall base and annual and long-term incentive compensation for each of 2011 and 2012 is intended to remain at 2010 target compensation levels:

•	Base Salary: His current base salary ($83,333.33 per month) will remain unchanged for each of 2011 and 2012.

•	Annual Cash Incentives: His 2010 annual cash incentive compensation target (70% of annual base salary) will remain unchanged for each of 2011 and 2012.

•

Long-Term Incentives: His target long-term incentive compensation will remain the same as his 2010 target level. Under the Agreement, the Company does not expect to grant Mr. Wilcox any equity compensation for his service in 2011 and 2012. Mr. Wilcox will be eligible to earn long-term cash incentive awards of up to $2,300,000 for each of 2011 and 2012, subject to the achievement of individual performance conditions (relating to the success of his efforts globally) and Company performance criteria (including total shareholder return). The long-term cash incentive awards will be deemed earned at management’s discretion and are not guaranteed. To the extent earned, the awards will be paid in three equal annual installments.

Secondment-Related Benefits. Under the Agreement, Mr. Wilcox will be entitled to receive benefits relating to his relocation and secondment to China. In particular, consistent with other expatriate employees of the Company, he will be entitled to tax equalization benefits, to the extent applicable, as well as the reimbursement of certain relocation expenses, including air travel and shipment expenses. While in China, Mr. Wilcox will also be provided with local housing, local transportation services and other relocation and secondment benefits, as described in the Agreement.

The terms of Mr. Wilcox’s secondment arrangement and compensation terms are set forth in further detail in the Agreement, a copy of which is attached as Exhibit 10.36 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.36	Letter Agreement, dated June 1, 2011, relating to Ken Wilcox’s employment and secondment arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2011	SVB FINANCIAL GROUP

	By:	/s/ GREG BECKER
	Name:	Greg Becker
	Title:	President and Chief Executive Officer